Exhibit 99.1

                       IDENTIFICATION OF MEMBERS OF GROUP

         The group for which this Schedule 13G/A was filed consists of Tracy Jones and each of the following entities over which Mr. Jones exercises control:
Western Architectural Services, LLC, Varna Group LC and Tracy Jones Charitable Remainder Trust.